Exhibit 12(b)

Mark W. Yusko, Chairman & President, and Mark B. Vannoy, Treasurer of Morgan Creek Global Equity Long/Short Institutional Fund (the “Fund”), each certify that:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By: /s/ Mark W. Yusko__________________________

Mark W. Yusko

Principal Executive Officer

Date: June 7, 2012

By: /s/ Mark B. Vannoy___________________________

Mark B. Vannoy

Principal Financial Officer

Date: June 7, 2012